Exhibit 5.1

[Dorsey & Whitney letterhead]

MGI PHARMA, INC.

5775 West Old Shakopee Road, Suite 100

Bloomington, Minnesota 55437

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to MGI PHARMA, INC., a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-3, together with any subsequent amendments thereto (the “Registration Statement”), relating to the sale by the selling shareholders identified in the Registration Statement of up to 22,000 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”). The Common Stock will be issued upon the exercise of options granted pursuant to the Exclusive License Agreement for Method of Treating Tumors Using Illudin Analogs, dated August 31, 1993, between us and the Regents of the University of California. The Common Stock is to be sold from time to time as set forth in the Registration Statement.

We have examined such documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

MGI PHARMA, INC.

August 29, 2003

Based on the foregoing, we are of the opinion that the Common Stock has been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor in accordance with the related option agreements, will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we have assumed that, at the time of the issuance and delivery of the Common Stock, there will not have occurred any change in the law affecting the authorization, issuance or delivery of the Common Stock.

Our opinion expressed above is limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” contained in the prospectus included therein.

Dated:  August 29, 2003

Very truly yours,

/S/    DORSEY & WHITNEY LLP

TSH